EXHIBIT 10.26

STOCK PURCHASE AGREEMENT

BY AND AMONG

WEB MERCHANTS ATLANTA, LLC
a Georgia limited liability company
(“Purchaser”)

LIBERATOR, INC.
a Florida corporation
(“Seller”)

WEB MERCHANTS INC.
a Delaware corporation
(“Company”)

LOUIS S. FRIEDMAN

AND

FYODOR PETRENKO

October 6, 2011

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into this October 6, 2011, by and among Web Merchants Atlanta, LLC, a Georgia limited liability company (the “Purchaser”); Liberator, Inc. (f/k/a WES Consulting, Inc.), a Florida corporation (together with its corporate parents, subsidiaries other than the Company and affiliates, “Seller”); Web Merchants Inc., a Delaware corporation (the “Company”); Louis S. Friedman, a resident of the State of Georgia and a principal shareholder of Seller (“Friedman”); and Fyodor Petrenko, a resident of the State of Georgia and a principal owner of Purchaser (“Petrenko”).  Purchaser, Seller, Company, Friedman and Petrenko are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, the Company owns and operates the online store www.EdenFantasys.com which was established in 2002 and features community-driven online adult novelty retailing (the “Business”).

WHEREAS, on January 27, 2011, Seller acquired all of the issued and outstanding shares of common stock of Company, totaling Six Hundred and Sixteen (616) shares (hereinafter the “Company Stock”) from Petrenko and Dmitrii Spetetchii, a resident of the Republic of Moldova (“Spetetchii”), in exchange for: (i) the issuance of Twenty-Five Million Three Hundred and Ninety-Four Thousand Four Hundred (25,394,400) shares of the $.01 par value common stock of Seller (hereinafter the “Liberator Common Stock”) to Petrenko, (ii) the issuance of Three Million (3,000,000) shares of Liberator Common Stock to Spetetchii, and (iii) the payment of $100,000 to Spetetchii at the time of closing, all pursuant to that certain Stock Purchase Agreement (the “Original Stock Purchase Agreement”); and

WHEREAS, this Agreement contemplates an acquisition of all of the issued and outstanding equity securities of the Company by Purchaser, with the result that Company will become a wholly-owned subsidiary of Purchaser.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1         Definitions. Certain capitalized terms used in this Agreement are defined in Article VIII below.

1.2         Purchase and Sale of Shares.  Purchaser hereby agrees to purchase all of the issued and outstanding Company Stock and Company assets, tangible and intangible, from Seller in exchange for: (a) the return of Twenty-Five Million, Three Hundred Ninety-Four Thousand, Four Hundred (25,394,400) shares of the Liberator Common Stock by Petrenko, and (b) Seven Hundred Thousand Dollars and No Cents ($700,000.00).  The foregoing purchases shall occur at the Closing as defined hereinbelow.

1.3         The Closing. Subject to Section 1.4(e) below relating to the payment of the Deposit, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser’s counsel Busch, Slipakoff & Schuh, LLP, 3350 Riverwood Pkwy, Suite 1550, Atlanta, GA 30339, commencing at 6:00 p.m., local time, on October 14, 2011, or such other place, time and date as is mutually agreeable to the Parties, but shall be deemed effective October 1, 2011 (the “Closing Date”); provided, however, that in the event the conditions set forth in Section 5.3 of this Agreement are not satisfied on or prior to October 14, 2011, the Parties agree to extend the  the Closing for an additional seven (7) days upon the payment by Purchaser of an additional non-refundable deposit of Fifty Thousand Dollars and No Cents ($50,000.00), in which case, the amount to be paid by Seller at Closing under Section 1.4(e)(ii) would be Five Hundred Thousand Dollars and No Cents ($500,000.00) .

1.4         Actions at the Closing.  At the Closing:

(a)          Petrenko shall deliver to Seller certificates representing the shares of Liberator Common Stock specified in Section 1.2 above, duly endorsed for transfer to the Seller or with separate stock powers attached thereto signed in blank;

(b)          Petrenko shall provide his written resignation (i) from the Board of Directors of Seller, and (ii) as Executive Vice President of Seller;

(c)          Rufina Bulatova shall provide her written resignation from the position of Vice President of Seller;

(d)          Louis Friedman and Ronald Scott, an individual resident of the State of Georgia (“Scott”), shall provide their written resignations from the Board of Directors of the Company;

(e)          Purchaser shall pay Seller Seven Hundred Thousand Dollars and No Cents ($700,000.00) in immediately available funds (the “Purchase Price”), payable as follows:

(i)           One Hundred Fifty Thousand Dollars and No Cents ($150,000.00) shall be paid to the Seller at the time of execution of this Agreement in form of a non-refundable deposit (the “Deposit”).  In the event the transactions fail to close as contemplated in Section 1.3 above, the Seller shall be entitled to retain the Deposit unless such failure to close was caused by the Seller’s decision not to proceed with the transactions contemplated by this Agreement.

(ii)          Five Hundred Fifty Thousand Dollars and No Cents ($550,000.00) shall be paid to the Seller at the Closing.

(f)           Seller shall deliver to Purchaser certificates representing the shares of Company Stock as specified in Section 1.2 above, duly endorsed for transfer to the Purchaser or with separate stock powers attached thereto signed in blank;

(g)          The Liberator Common Stock acquired from Petrenko under Section 1.4(a) shall be held in a traditional escrow account until (i) that certain credit facility loan from Advance Financial Corporation to Seller, dated as of May 24, 2011, in the original amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Advance Financial Loan”), and (ii) that certain loan from Credit Cash LLC to Seller, dated as of May 19, 2011, in the original amount of Four Hundred Thousand Dollars ($400,000) (the “Credit Cash Loan”) have been satisfied or Petrenko and Company have been provided with a written release of any liability thereunder as a guarantor or co-borrower, as applicable, which Seller shall obtain no later than August 1, 2012, at which time the Liberator Common Stock shall be released to Seller.  In addition to the foregoing, the escrow agreement (the “Escrow Agreement”) shall provide that: (i) if by August 1, 2012 the Advance Financial Loan and the Credit Cash Loan have not been satisfied and Petrenko and Company have not been provided with the written releases described in the previous sentence, then the Liberator Common Stock shall be returned to Purchaser, and (ii) all stock held in escrow may be used to satisfy the Advance Financial Loan and/or the Credit Cash Loan in the event that, at any time prior to the earlier to occur of escrow release or August 1, 2012, any such claims for repayment are made against Petrenko by Advance Financial Corporation or Credit Cash Loan under their respective loans referenced above.

(h)          Seller shall release to Purchaser all Company books, records, and files possessed by Seller; and

(i)           Seller will cause its affiliate, One Up Innovations, Inc., to provide rental space (the same space the Company has occupied immediately before the Closing) to the Company on a month-to-month basis at the rate of Twelve Thousand Dollars ($12,000) per month to provide the Company time to transition to separate facilities.

(j)           In addition to the foregoing, the following documents shall be duly executed and delivered by the respective parties thereto:

(i)           The Escrow Agreement, in substantially the form attached as Exhibit A to this Agreement, by and between the Parties.

(ii)          Duly executed resolutions of the Company’s Board of Directors approving the transactions contemplated by this Agreement and each of the other definitive instruments, certificates and agreements described in this Section 1.4 (collectively, the “Transaction Documentation”), and authorizing a person or persons to execute the Transaction Documentation and any documents required in connection therewith.

(iii)         Duly executed resolutions of Seller’s Board of Directors approving the Transaction Documentation, and authorizing a person or persons to execute the Transaction Documentation and any documents required in connection therewith.

(k)          Seller shall provide to Purchaser at Closing a signed acknowledgement of the following: (i) the Company’s general ledger detail and bank statements for the months ended January 27, 2011 through August 31, 2011, (ii) the Company’s preliminary general ledger detail for the month of September, 2011 with all of the transactions entered up to the Closing Date, which ledger shall be finalized after the Closing Date in accordance with Section 4.7 below.

(l)           Seller shall provide to Petrenko a release of Petrenko’s liability under that certain Guaranty dated March 17, 2011 given by Petrenko in favor of Hope Capital, Inc. (“Hope Capital”), in connection with that certain loan from Hope Capital to Seller in the original principal amount of One Hundred Thirty Thousand Dollars ($130,000) (the “Hope Capital Loan”), which release shall be duly executed by Hope Capital.

1.5         No Seller Liabilities Assumed by Purchaser. Notwithstanding anything in this Agreement to the contrary, neither Purchaser, Petrenko nor any of their respective affiliates shall assume, and in no event shall be deemed to have assumed, any debt, claim, obligation or other liability of Seller or any of its affiliates.  Without limiting the generality of the foregoing, under no circumstances shall Purchaser, Petrenko or any of their respective affiliates be deemed to assume any liability of Seller arising out of or relating to:

(a)          any actual or alleged tortious conduct of any of them or of their employees or agents arising or related to the period prior to the Closing;

(b)          any claim for breach of warranty or contract arising or related to the period prior to the Closing;

(c)          any claim predicated on strict liability or any similar legal theory based on acts, omissions, events or circumstances prior to the Closing;

(d)          any actual or alleged violation of any applicable law occurring prior to the Closing;

(e)          any liability for taxes of any kind or character arising or related to the period prior to the Closing;

(f)           any liability relating to any Seller benefit plan arising or related to the period prior to the Closing;

(g)          any debt of Seller;

(h)          any liability arising out of any business activity of Seller other than the Business;

(i)           any claims, choses in action, causes of action, rights of recovery, rights of set-off of any kind by any third party (including any employee or former employee of Seller) arising out of the conduct of the Business prior to the Closing; or

(j)           the Advance Financial Loan, the Credit Cash Loan and the Hope Capital Loan.

1.6         No Company Liabilities Assumed by Seller. Notwithstanding anything in this Agreement to the contrary, neither Seller, Friedman nor any of their respective affiliates shall assume, and in no event shall be deemed to have assumed, any debt, claim, obligation or other liability of Company.  Without limiting the generality of the foregoing, under no circumstances shall Seller, Friedman or any of their respective affiliates be deemed to assume any liability of Company arising out of or relating to:

(a)          any actual or alleged tortious conduct of any of Company’s employees or agents arising or related to the period prior to the Closing;

(b)          any claim for breach of warranty or contract arising or related to the period prior to the Closing;

(c)          any claim predicated on strict liability or any similar legal theory based on acts, omissions, events or circumstances prior to the Closing;

(d)          any actual or alleged violation of any applicable law occurring prior to the Closing;

(e)          any liability for taxes of any kind or character arising or related to the period prior to the Closing;

(f)           any liability relating to any Company benefit plan arising or related to the period prior to the Closing;

(g)          any debt of Company;

(h)          any liability arising out of any business activity of Company; or

(i)           any claims, choses in action, causes of action, rights of recovery, rights of set-off of any kind by any third party (including any employee or former employee of Company) arising out of the conduct of the Business prior to the Closing.

1.7         Exemption from Registration.  Purchaser, Seller and the Company intend that the shares of Company Stock to be transferred by Seller to Purchaser pursuant to Section 1.2 hereof in connection with the Closing will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) of the Securities Act, and/or Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”).

1.8         Cancelation of All Intercompany Debt.  Effective as of the Closing, all intercompany debt and accounts payables due to Seller by Company shall be deemed canceled and the Company shall be deemed released from any claims relating thereto.

1.9         Termination of Certain Agreements.  Effective as of the Closing, (a) that certain Contribution Agreement, dated as of January 27, 2011, by and between Petrenko and Friedman (the “Contribution Agreement”), (b) that certain Voting Agreement, dated as of January 27, 2011, by and among Liberator, Petrenko and Friedman (the “Voting Agreement”), and (c) that certain Employment Agreement, dated as of January 27, 2011, by and between Petrenko and Liberator (the “Employment Agreement”, and collectively with the Contribution Agreement and the Voting Agreement, the “Ancillary Documents”), shall be deemed cancelled, terminated and declared null and void by mutual consent of the Parties, and of no further force and effect.  No Party shall owe any obligation to any other Party ensuing from the Ancillary Documents.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND FRIEDMAN

The Seller and Friedman (collectively, the “Seller Parties”) hereby jointly and severally represent and warrant to the Purchaser, as modified by the disclosure schedules prepared by the Seller and accompanying this Agreement (the “Seller Disclosure Schedules”), that the following representations contained in this Article II are true, correct and complete as of the date hereof and as of the Closing Date:

2.1         Organization, Qualification and Corporate Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Each of Seller and its subsidiaries is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Each of Seller and its subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

2.2         Authorization of Transaction.  The Seller Parties each have all requisite power and authority to execute and deliver this Agreement and to perform its or his respective obligations hereunder.  The execution and delivery by the Seller Parties of this Agreement and the other Transaction Documentation and the consummation by the Seller Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller Parties.  This Agreement has been duly and validly executed and delivered by each of the Seller Parties and constitutes a valid and binding obligation of each of the Seller Parties, enforceable against them in accordance with its terms.

2.3         Noncontravention. To the best of the Seller Parties’ Knowledge, neither the execution and delivery by the Seller Parties of this Agreement and the other Transaction Documentation, nor the consummation by the Seller Parties of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of Seller, (b) require on the part of Seller any filing with, or permit, authorization, consent or approval of, any Governmental Body, (c) conflict with, result in breach of, constitute a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Seller is a Party or by which it is bound or to which any of its or his assets are subject, excluding the Advance Financial Loan, the Credit Cash Loan and the Hope Capital Loan referenced above, (d) result in the imposition of any lien or encumbrance upon any assets of the Seller Parties or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller Parties or any of their properties or assets.

2.4         Financial Statements. To the best of the Seller Parties’ Knowledge, the balance sheet of the Company as of September 30, 2011 and the related statement of operations for the period between January 27, 2011 and September 30, 2011 (the “Company Financial Statements”) attached hereto as Exhibit B are true and accurate.  The Seller Parties have not caused any material changes to be made to the Company Financial Statements.

2.5         Ownership.  All of the Company Stock is owned of record and beneficially by the Seller, and the Seller has good and marketable title to such Company Stock, free and clear of all liens or claims of any nature, other than state and federal securities law restrictions.  Upon consummation of the Closing pursuant to this Agreement, the Seller shall transfer to the Purchaser good and marketable title to such Company Stock, free and clear of all liens or claims of any nature, other than state and federal securities law restrictions.

2.6         Litigation.  Except as disclosed in Section 2.6 of Seller Disclosure Schedule, there is no litigation which is pending or, to the Seller Parties’ Knowledge, threatened against Seller or any subsidiaries which, if determined adversely to Seller, (a) seeks either damages in excess of $25,000 individually, or (b) could have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.7         Material Transactions.  Since the closing of the Original Stock Purchase Agreement on January 27, 2011, the Seller Parties have not caused any of the following to occur without Petrenko’s written consent:

(a)          sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber any material or intangible assets of the Company;

(b)          incur any liability or indebtedness related to the Company except for the Advance Financial Loan, the Credit Cash Loan and the Hope Capital Loan;

(c)          license the Company’s intellectual property to a third party;

(d)          issue, sell or otherwise permit to become outstanding any additional shares of the Company or any securities or obligations convertible into or exchangeable for shares of the Company;

(e)          amend any of the Company’s organizational documents;

(f)           become party to or settle any litigation, claim, action or proceeding relating to the Company;

(g)          enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any of the Company’s officers or employees, vendors or suppliers; or

(h)          transfer any of the Company Shares received under the Original Stock Purchase Agreement, issue any additional Company Shares, or issue any stock appreciation, phantom stock or similar rights with respect to the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PETRENKO

The Purchaser and Petrenko (collectively, the “Purchaser Parties”) hereby jointly and severally represent and warrant to Seller that the following representations contained in this Article III are true, correct and complete as of the date hereof and as of the Closing Date:

3.1         Organization, Qualification and Corporate Power.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.2         Authorization of Transaction.  The Purchaser Parties each have all requisite power and authority to execute and deliver this Agreement and to perform its or his respective obligations hereunder.  The execution and delivery by the Purchaser Parties of the Transaction Documentation and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser Parties.  This Agreement has been duly and validly executed and delivered by each of the Purchaser Parties and constitutes a valid and binding obligation of each of the Purchaser Parties, enforceable against them in accordance with its terms.

3.3         Noncontravention.  Neither the execution and delivery by the Purchaser Parties  of this Agreement and the other Transaction Documentation, nor the consummation by the Purchaser Parties of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of organization or operating agreement of the Purchaser, (b) require on the part of any of the Purchaser Parties any filing with, or permit, authorization, consent or approval of, any Governmental Body, (c) conflict with, result in breach of, constitute a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which any of the Purchaser Parties is a party or by which it is bound or to which any of its or his assets are subject, (d) result in the imposition of any lien or encumbrance upon any assets of Purchaser, except for any transaction closing concurrently with the transactions contemplated by this Agreement, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser Parties  or any of their properties or assets.

3.4         Financial Statements. To the best of the Purchaser Parties’ Knowledge, the Company Financial Statements are true and accurate.  The Purchaser Parties have not caused any material changes to be made to the Company Financial Statements.

3.5         Ownership.  All of the Liberator Common Stock is owned of record and beneficially by Petrenko, and Petrenko has good and marketable title to such Liberator Common Stock, free and clear of all liens or claims of any nature, other than state and federal securities law restrictions.  Upon consummation of the Closing pursuant to this Agreement and subject to Section 1.4(g), Petrenko shall transfer to the Seller good and marketable title to such Liberator Common Stock, free and clear of all liens or claims of any nature, other than state and federal securities law restrictions.

3.6         Litigation.  There is no litigation which is pending or, to the Purchaser Parties’ Knowledge, threatened against the Company which, if determined adversely to the Company, (a) seeks either damages in excess of $25,000 individually, or (b) could have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

4.1         Closing Efforts.  Each of the Parties shall use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

4.2         Operation of the Company’s Business. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations in the ordinary course of business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material adverse respect. Furthermore, Seller and Company will not liquidate, remove, transfer, or otherwise alter the inventory, cash, or other assets of the Company during the period from the date of the Agreement to the Closing Date. Seller and Company will not enter into any material transactions or contracts on behalf of the Company outside of the ordinary course of business from the date of this Agreement to the Closing Date.

4.3         Public Announcements and Press Releases; Communications with SEC.

(a)          Until the Closing, no Party shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case such Party shall so advise the other Parties, and all Parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.  Immediately following the Closing Date, any Party (including without limitation, Purchaser’s stockholder entities), with the prior approval of all of the other parties (which approval will not be unreasonably withheld) may make any reasonable press release or other public announcement concerning the transaction and promoting Company’s business.

(b)          Seller and its counsel shall be solely responsible for all reports, filings and communications with the SEC regarding the transactions described in this Agreement, and no other Party shall communicate with the SEC regarding the transactions described in this Agreement without the prior approval of Seller, unless so obligated by law.

4.4         Confidentiality.  The Parties agree that each undersigned Party will keep all terms and conditions of this Agreement confidential, and each undersigned Party has not, and will not disclose or discuss the terms and conditions relating to this Agreement with any third parties, or any other person(s) under any conditions whatsoever, with the exception of (i) his or its attorney or advisors, (ii) testimony given pursuant to an order of court of competent jurisdiction, (iii) disclosure required by the Securities Exchange Act of 1934, as amended, or other applicable law, or under the rules of any stock exchange or quotation system, or (iv) a Party’s members, shareholders, officers, agents, employees, attorneys, partners, directors and subsidiaries, to the extent such persons have a legitimate need to know such information and agree to adhere to the confidentiality requirements described in this Section. Each undersigned Party further acknowledges and agrees that he or it shall be liable for and shall reimburse any injured Party for all attorneys fees and costs incurred by an injured Party as a result of any breach of this obligation of confidentiality.

4.5         Non-Disparagement.  The Parties agree that henceforth they shall cease and refrain from making any disparaging or defamatory remarks or comments regarding one another, expressly or by implication, including but not limited to, any Parties’ personal or business dealings and reputations.

4.6         Mutual Releases; Exclusions.

(a)          Release of Purchaser, Company and Petrenko by Seller and Friedman.   Except as specifically set forth in Section 4.6(c) of this Agreement, each of Seller and Friedman, for itself or himself and on behalf of its or his respective affiliates, subsidiaries, heirs, successors and assigns, knowingly and voluntarily does fully and forever, irrevocably and unconditionally release, remise, acquit and discharge Purchaser, Company and Petrenko, and their respective past and present officers, agents, employees, attorneys, partners, shareholders, directors, subsidiaries, affiliates, heirs, successors and assigns (collectively, the “Purchaser Released Parties”), from all present and future claims, actions, causes of action, rights, sums of money, accounts, agreements, promises, controversies, executions, contracts, charges, damages, liabilities, obligations, demands or suits of any kind or character whatsoever, accrued or unaccrued, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, direct or consequential, foreseen or unforeseen, matured or unmatured, developed or undeveloped, discoverable or undiscoverable that Seller and/or Friedman has or might have or might claim to have against any of the Purchaser Released Parties, arising from the beginning of time through the date hereof.

(b)          Release of Seller and Friedman by Purchaser, Company and Petrenko.   Except as specifically set forth in Section 4.6(c) of this Agreement, each of Purchaser, Company and Petrenko, for itself or himself and on behalf of its or his respective affiliates, subsidiaries, heirs, successors and assigns, knowingly and voluntarily does fully and forever, irrevocably and unconditionally release, remise, acquit and discharge Seller and Friedman, and their respective past and present officers, agents, employees, attorneys, partners, shareholders, directors, subsidiaries, affiliates, heirs, successors and assigns (collectively, the “Seller Released Parties”), from all present and future claims, actions, causes of action, rights, sums of money, accounts, agreements, promises, controversies, executions, contracts, charges, damages, liabilities, obligations, demands or suits of any kind or character whatsoever, accrued or unaccrued, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, direct or consequential, foreseen or unforeseen, matured or unmatured, developed or undeveloped, discoverable or undiscoverable that Purchaser, Company and/or Petrenko has or might have or might claim to have against any of the Seller Released Parties, arising from the beginning of time through the date hereof.

(c)          Exclusions.  The mutual releases set forth in Sections 4.6(a) and 4.6(b) above are intended by the Parties to be global and comprehensive and are intended to release and relinquish all present and future claims, actions, causes of action, rights, sums of money, accounts, agreements, promises, controversies, executions, contracts, charges, damages, liabilities, obligations, demands or suits of any kind or character whatsoever, whether known or unknown, accrued or unaccrued suspected or unsuspected, fixed or contingent, liquidated or unliquidated, direct or consequential, foreseen or unforeseen, matured or unmatured, developed or undeveloped, discoverable or undiscoverable, pertaining to every relationship in which the Purchaser, Company and Petrenko, on the one hand, and the Seller and Friedman, on the other hand, had or may have had any interest or involvement; provided, however, that neither the Purchaser, Company and Petrenko, on the one hand, nor the Seller and Friedman, on the other, is releasing any rights or claims he or it may have against the other arising out of any rights or claims arising out of any breach of this Agreement including, without limitation, the representations, warranties and covenants contained in this Agreement, and the indemnities contained in this Agreement.

4.7         Completion and Delivery of Month End Financial Statements.  Seller will finalize and deliver to Purchaser the general ledger, trial balance, balance sheet and income statement of the Company for the month ended September 30, 2011, no later than October 31, 2011.  The Purchaser Parties will cooperate in providing Seller with the information necessary for Seller to complete its financial review of the three (3) month period ended September 30, 2011, including providing any and all financial records and documents requested by Seller’s external auditor.

4.8         Cooperation of Petrenko in Obtaining Consents of Company and Seller. Petrenko shall cooperate with Seller in the preparation, execution and delivery of board of director and shareholder resolutions for the Company and the Seller that approve the transactions contemplated by this Agreement.

4.9         Purchaser Parties’ Negative Covenants.  Purchaser Parties acknowledge that the restrictions contained in this Section are reasonable and necessary to protect the legitimate business interests of the Seller Parties.

(a)          Trade Secrets and Confidential Information.  Purchaser Parties represent and warrant that neither party will:  (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information of the Seller Parties; or (ii) retain Trade Secrets or Confidential Information of the Seller Parties, including any copies existing in any form (including electronic form), which are in his possession or control.  The obligations under this Section shall remain in effect (i) with regard to the Trade Secrets, for as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, for a period of five (5) years from the Effective Date.  Notwithstanding anything contained hereinto the contrary, nothing in this Agreement will prohibit the Purchaser Parties from using its general skills, knowledge and experience developed in positions with the Company or other parties, provided that Purchaser Parties do not use Trade Secrets or Confidential Information of the Seller Parties or its customers or suppliers or retain any tangible copies of such Trade Secrets or Confidential Information or disclose such Trade Secrets or Confidential Information.

(b)          Non-Solicitation of Employees.  Purchaser Parties will not, directly or indirectly, solicit, recruit or induce any employee to (i) terminate his or her employment relationship with the Seller Parties, or (ii) work for any other person or entity engaged in a business that offers goods or services directly competitive with those goods or services offered by the Seller.

4.10       Seller Parties’ Negative Covenants.  Seller Parties acknowledge that the restrictions contained in this Section are reasonable and necessary to protect the legitimate business interests of the Purchaser Parties.

(a)          Trade Secrets and Confidential Information.  Seller Parties represent and warrant that neither party will:  (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information of the Purchaser Parties; or (ii) retain Trade Secrets or Confidential Information of the Purchaser Parties, including any copies existing in any form (including electronic form), which are in his possession or control.  The obligations under this Section shall remain in effect (i) with regard to the Trade Secrets, for as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, for a period of five (5) years from the Effective Date.  Notwithstanding anything contained hereinto the contrary, nothing in this Agreement will prohibit the Seller Parties from using its general skills, knowledge and experience developed in positions with the Company or other parties, provided that Seller Parties do not use Trade Secrets or Confidential Information of the Purchaser Parties or its customers or suppliers or retain any tangible copies of such Trade Secrets or Confidential Information or disclose such Trade Secrets or Confidential Information.

(b)          Non-Solicitation of Employees.  Seller Parties will not, directly or indirectly, solicit, recruit or induce any employee to (i) terminate his or her employment relationship with the Purchaser Parties, or (ii) work for any other person or entity engaged in a business that offers goods or services directly competitive with those goods or services offered by the Company.

4.11       Capitalization of Company. To the best of Friedman’s and Petrenko’s Knowledge, (a) the authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, no par value per share (the “Company Shares”), (b) as of the date of this Agreement, there are Six Hundred Sixteen (616) Company Shares issued and outstanding, all of which are owned by Seller as a result of the Original Stock Purchase Agreement, (c) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, and (d) all of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

4.12       Seller Loans.  Subject to Section 1.4(g), no later than August 1, 2012, the Seller Parties shall cause Credit Cash LLC and Advance Financial Corporation to provide Petrenko and Company with written releases of all liability under the Credit Cash Loan and Advance Financial Loan.  None of the Purchaser Parties shall provide, or shall be required to provide, any continuation or extension of any personal guarantee with respect to either the Credit Cash Loan or Advance Financial Loan.

ARTICLE V
CONDITIONS TO CLOSING

5.1         Conditions to Each Party’s Obligations.  The respective obligations of each Party to proceed to Closing are subject to the satisfaction of the following conditions:

(a)          execution and consummation of all required definitive instruments and agreements in forms acceptable to the parties as set forth in Section 1.4 hereof; and

(b)          that there be no injunction or order in effect by any Governmental Body prohibiting the Closing.

5.2         Conditions to Obligations of Seller Parties.  The obligation of the Seller Parties to proceed to Closing is subject to the satisfaction of the following additional condition:

(a)          the representations, warranties and covenants of the Purchaser Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a Material Adverse Effect on the Purchaser Parties or a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

5.3         Conditions to Obligations of Purchaser.  The obligation of Purchaser Parties to proceed to Closing is subject to the satisfaction of the following additional conditions:

(a)          the representations, warranties and covenants of the Seller Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the date of the Closing as though made as of the Closing, except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a Material Adverse Effect on the Seller Parties or the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)          there have been no Material Adverse Changes to the Company’s business since the date of this Agreement; and

(c)          Purchaser shall have obtained financing for the transaction satisfactory to Purchaser in its sole discretion.

ARTICLE VI
INDEMNIFICATION

6.1         Indemnification by Seller Parties.  Seller and Friedman shall jointly and severally indemnify and hold harmless the Purchaser, the Company and Petrenko, their affiliates and their respective heirs, successors and assigns (and their respective shareholders, officers, directors, employees and agents) (collectively the “Purchaser Indemnified Parties”) from and against any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses (including loss of value), demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) that may be asserted against, or paid, suffered or incurred by any Purchaser Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to (a) the inaccuracy, as of the date of this Agreement or the Closing, of any representation or warranty made by any of the Seller Parties in this Agreement; (b) any failure by the Seller Parties to perform or fulfill any of their covenants or agreements required to be performed by the Seller Parties under this Agreement; (c) claims, litigation or any other proceedings initiated by or involving Donald Cohen existing currently or initiated in the future; (d) present or future Seller’s shareholder claims, litigation or proceedings against the Purchaser Indemnified Parties arising out of this transaction; (e) any claims arising under the Advance Financial Loan, the Credit Cash Loan and the Hope Capital Loan; and (f) any liability or obligation of Seller of any nature whatsoever arising out of the conduct of Seller prior to the Closing and to which Seller had Knowledge; provided, however, that Seller and Friedman shall not be obligated to indemnify the Purchaser Indemnified Parties if the claim was directly or indirectly caused by the Purchaser Indemnified Parties; and, provided, further, that, for purposes of any limitation on indemnification resulting from the application of the immediately preceding proviso, neither the execution of this Agreement nor the consummation of any transactions contemplated hereby is intended or shall be construed, directly or indirectly, as having caused a claim to be brought against the Purchaser Indemnified Parties.

6.2         Indemnification by the Purchaser and Company. The Purchaser and Company shall jointly and severally indemnify and hold harmless Seller and Friedman, their affiliates and their respective heirs, successors and assigns (and their respective shareholders, officers, directors, employees and agents) (collectively the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to (a) the inaccuracy, as of the date of this Agreement or the Closing Date, of any representation or warranty made by the Purchaser Parties in this Agreement; and (b) any failure by the Purchaser Parties to perform or fulfill any of their covenants or agreements required to be performed by the Purchaser Parties under this Agreement; and (c) any liability or obligation of Purchaser of any nature whatsoever arising out of the conduct of the Business after the Closing; provided, however, that Purchaser and Company shall not be obligated to indemnify the Seller Indemnified Parties if the claim was directly or indirectly caused by the Seller Indemnified Parties; and, provided, further, that, for purposes of any limitation on indemnification resulting from the application of the immediately preceding sentence, neither the execution of this Agreement nor the consummation of any transactions contemplated hereby is intended or shall be construed, directly or indirectly, as having caused a claim to be brought against the Seller Indemnified Parties.

6.3         Limitation on Indemnification.  The total indemnification obligations of (a) the Seller Parties for claims for indemnification pursuant to Section 6.1, and (b) the Purchaser Parties for claims for indemnification pursuant to Section 6.3, shall in either case not exceed the value of the Company Stock received by the Purchaser in the transactions contemplated hereby.

6.4         Conditions of Indemnity.  As conditions for indemnification by this Article VI: (a) an indemnified party shall promptly notify the indemnifying party in writing of such claim; (b) the indemnifying party shall assume the sole control of the defense or settlement of any claim subject to indemnity; and (c) the indemnified party shall provide reasonable assistance to the indemnifying party at the sole expense of the indemnified party.

6.5         Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing, and shall expire on the date two (2) years following the Closing Date.

ARTICLE VII
TERMINATION

7.1         Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual written consent of the Parties.

7.2         Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Closing Date:

(a)          by Seller if: (i) any of the representations and warranties made in this Agreement by the Purchaser Parties shall not be materially true and correct, when made or at any time prior to consummation of the contemplated transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; or (iii) the Purchaser Parties shall have failed to observe or perform any of their material respective obligations under this Agreement.

(b)          by Purchaser if: (i) any of the representations and warranties of the Seller Parties shall not be materially true and correct when made or at any time prior to consummation of the contemplated transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; or (iii) the Seller Parties shall have failed to observe or perform any of their material respective obligations under this Agreement.

ARTICLE VIII
DEFINITIONS

Certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Advance Financial Loan” is defined in Section 1.4(g).

“Credit Cash Loan” is defined in Section 1.4(g).

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hope Capital Loan” is defined in Section 1.4(l).

“Knowledge” or “to the Knowledge of” means as follows:  (a) with respect to an individual, an individual will be deemed to have “Knowledge” of a particular fact or other matter if that individual is actually aware of such fact or matter, or should have been aware of that fact or matter following a reasonable investigation and inquiry; (b) with respect to the Purchaser Parties, the Purchaser Parties will be deemed to have “Knowledge” of a particular fact or other matter if Petrenko has, or at any time had, Knowledge of such fact or other matter; or (c) with respect to the Seller Parties, the Seller Parties will be deemed to have “Knowledge” of a particular fact or other matter if Friedman or Scott has, or at any time had, Knowledge of such fact or other matter.

 “Material Adverse Change”  or “Material Adverse Effect”  means, with respect to a Party, any change or changes in, or effect on, such Party that is individually, or are in the aggregate, reasonably likely to be materially adverse to or materially impair the revenue or anticipated revenue of the Party or the value of the Party as of the date of this Agreement, or the operation of the Party (as presently conducted) taken as a whole, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change or Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) any change resulting from conditions affecting the industry in which the Company operates or from changes in general business or economic conditions, (2) changes in United States generally accepted accounting principles, (3) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, (4) any change resulting from compliance by a Party with the terms of, or the taking of any action contemplated or permitted by the Agreement and (b) any adverse change in or effect on such Party that is cured before the earlier of (1) the Closing Date, and (2) the date on which this Agreement is terminated pursuant to Section 7.2 hereof.

“SEC” is defined in Section 1.7.

“Transaction” means the purchase and sale of the Company Stock at the Closing and the other transactions contemplated by this Agreement and the other Transaction Documentation.

“Transaction Documentation” is defined in Section 1.4(j).

ARTICLE IX
MISCELLANEOUS

9.1         Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.2         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.3         Further Actions. The Parties hereto shall execute and deliver such additional instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.4         Expenses.  Each Party shall be responsible for its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.5         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Purchaser:	Copy to:

Web Merchants Atlanta LLC	Busch, Slipakoff & Schuh, LLP
1820 Peachtree Rd NW	3350 Riverwood Pkwy, Suite 1550
Atlanta, GA 30309	Atlanta, GA 30339
Attn: Fyodor Petrenko, Sole Member	Attn: Adam Slipakoff, Esq.

If to the Seller:	Copy to:

Liberator, Inc.	Friedman, Dever & Merlin, LLC
2745 Bankers Industrial Drive	5555 Glenridge Connector NE, Suite 925
Atlanta, GA 30360	Atlanta, GA 30342
Attn: Louis S. Friedman, President	Attn: Sheldon E. Friedman, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Georgia.

9.8         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.10       Submission to Jurisdiction.  All disputes arising out of or relating to this Agreement or termination thereof shall be submitted to the exclusive jurisdiction of the state courts of DeKalb County, Georgia and the federal court for the Northern District of Georgia, and each Party irrevocably consents to such personal jurisdiction and waives all objections thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.6.

9.11       Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LIBERATOR, INC.

By:	/s/ Louis S. Friedman
Name:	LOUIS S. FRIEDMAN
Title:	President and Chief Executive Officer

By:	/s/ Ronald P. Scott
Name:	RONALD SCOTT
Title:	Chief Financial Officer

FRIEDMAN:

/s/ Louis S. Friedman
LOUIS S. FRIEDMAN, personally

WEB MERCHANTS INC.

By:	/s/ Louis S. Friedman
Name:	LOUIS S. FRIEDMAN

By:	/s/ Ronald P. Scott
Name:	RONALD SCOTT

WEB MERCHANTS ATLANTA, LLC

By:	/s/ Fyodor Petrenko
Name:	FYODOR PETRENKO
Title:	Sole Member

PETRENKO:

/s/ Fyodor Petrenko
FYODOR PETRENKO, personally

[Signature Page 1 of 1 to Stock Purchase Agreement]

Section 2.6 of Seller Disclosure Schedule

Litigation

Donald Cohen

[Disclosure Schedule to Stock Purchase Agreement]

EXHIBIT A

Escrow Agreement

[Attached Separately]

[Exhibit A to Stock Purchase Agreement]

EXHIBIT B

Company Financial Statements

[Attached Separately]

[Exhibit B to Stock Purchase Agreement]